                                                                    Exhibit 4.17

                                                                  EXECUTION COPY

THIS JUNIOR SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTE (THIS "SUBORDINATED NOTE") WAS ORIGINALLY ISSUED ON MARCH 15, 2002, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, OTHERWISE DISPOSED OF OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE OR OTHER SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION AND EXCEPT IN COMPLIANCE WITH SECTION 11 HEREOF.

                                    MUZAK LLC

                  15% JUNIOR SUBORDINATED UNSECURED CONVERTIBLE
                            PROMISSORY NOTE DUE 2007

March 15, 2002                                                       $10,000,000

          MUZAK LLC, a Delaware limited liability company (the "Company"), for
                                                                -------
value received, hereby promises to pay, in immediately available funds, to the Subordinated Payee (as defined herein), the principal amount of Ten Million Dollars ($10,000,000) (such amount, the "Original Principal Amount"), on June
                                         -------------------------
30, 2007 (the "Maturity Date") together with interest thereon calculated from
               -------------
the date hereof in accordance with the provisions contained herein. The initial Subordinated Payee is MEM Holdings, LLC.

          1.   Payment of Principal. Subject to the provisions of Section 10:
               --------------------

          (a) Scheduled Payment. The Company will pay the entire unpaid
              -----------------
principal amount of this Subordinated Note on the Maturity Date.

          (b) Optional Prepayment. The Company may prepay the principal amount
              -------------------
of this Subordinated Note, in whole or in part (together with all interest accrued thereon), at any time and from time to time, without premium or penalty.

          2. Interest. Subject to the provisions of Section 10, interest will
             --------
accrue at the rate of fifteen percent (15%) per annum (computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Subordinated Note outstanding from time to time during the applicable period, and will be payable on the Maturity Date. Prior to the Maturity Date or the conversion of this Subordinated Note pursuant to
Section 16 hereof, any accrued interest which is not paid as of any March 31, June 30, September 30 or December 31 (each, an "Interest Accumulation Date")
                                                --------------------------
will thereafter
bear interest at the rate of fifteen percent (15%) per annum (computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) until such interest is paid or extinguished.

          3. Events of Default.
             -----------------

          (a) Definition. An "Event of Default" will be deemed to have occurred
              ----------      ----------------
if:

          (i) the Company fails to pay any amount of the principal of this Subordinated Note within ten Business Days after the date such principal amount becomes due and payable pursuant to the terms of this Subordinated Note, whether or not such payment shall be prohibited by Section 10; or

          (ii) the Company makes an assignment for the benefit of creditors; or an order, judgment or decree is entered by a court of competent jurisdiction adjudicating the Company bankrupt or insolvent; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company; or any such petition or application is filed against the Company and such petition or application is not dismissed within 90 days.

          (b) Consequences of Events of Default.
              ---------------------------------

          (i) Except as provided in (b)(ii) below, and subject to the provisions of Section 10, if any Event of Default has occurred and is continuing, then, at any time after the Subordinated Payee has given five days prior written notice to any holder of Senior Indebtedness (as herein defined), the Subordinated Payee may declare (by written notice delivered to the Company) all or any portion of the outstanding principal amount of this Subordinated Note (together with all accrued interest thereon) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Subordinated Note and interest thereon.

          (ii) If an Event of Default under (a)(ii) above has occurred, the outstanding principal amount of this Subordinated Note (together with all accrued interest thereon) shall become due and payable without any action by the Subordinated Payee, and, subject to the provisions of Section 10, the Subordinated Payee may demand immediate payment of the outstanding principal amount of this Subordinated Note and interest thereon.

          4. Definitions. For purposes of this Subordinated Note, the following
             -----------
capitalized terms have the following meanings:

          "Business Day" means any day other than a Saturday, Sunday or a legal
           ------------
holiday under the laws of the State of New York.

          "Class A Units" means Holdings' Class A-2 Units (as such term is
           -------------
defined in the LLC Agreement).

          "Credit Party" means each Person (other than any agent or lender or
           ------------
any other representative thereof) from time to time party to the Senior Credit Agreement.

          "distribution" (a) means any distribution of any kind or character,
           ------------
including, without limitation, (i) a payment, purchase, redemption or other acquisition or retirement for cash, property or securities, (ii) by way of cancellation, forgiveness or offset of the indebtedness evidenced by this Subordinated Note against any indebtedness owed by the Subordinated Payee to the Company or (iii) payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Subordinated Note, except a conversion of this Subordinated Note pursuant to
Section 16 hereof, and (b) may consist of cash, securities, or other property.

          "Holdings" means Muzak Holdings LLC, a Delaware limited liability
           --------
company, and, as of the date hereof, the owner of all of the issued and outstanding equity securities of the Company.

          "indefeasible payment and satisfaction in full" or similar words mean
           ---------------------------------------------
(i) all amounts due or to become due on or in respect of the Senior Indebtedness shall have been previously paid in full in cash and shall not be subject to avoidance under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, (ii) all commitments to lend under the Senior Indebtedness shall have been terminated, (iii) all letters of credit shall have been cancelled or otherwise terminated, (iv) all guarantees constituting Senior Indebtedness shall have been terminated and (v) all lender guarantees constituting Senior Indebtedness shall have been permanently reduced to zero.

          "LLC Agreement" means the Fourth Amended and Restated Limited
           -------------
Liability Company Agreement of Holdings, dated as of March 15, 2002, as amended from time to time.

          "Obligations" means all obligations for principal, premium, interest
           -----------
(including, but not limited to, interest accruing at the legal rate on or after the filing of any Bankruptcy Proceeding (as herein defined), and any additional interest that would have accrued thereon but for the commencement of such proceeding, whether or not a claim for such is allowed in any such proceeding), penalties, charges, fees, fees and expenses of counsel (including, without limitation, any expenses in connection with claims and litigation), commissions, indemnitees, reimbursement obligations, damages, rescission costs, guarantees, claims and other amounts and liabilities payable under the documentation governing any indebtedness, secured or unsecured, contingent or otherwise, or otherwise arising in respect of such indebtedness.

          "Person" means an individual, a partnership, a corporation, a limited
           ------
liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

          "property" of any Person means all types of real, personal, tangible,
           --------
intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its subsidiaries under generally accepted accounting principles as in effect in the United States from time to time.

          "Securityholders Agreements" means the Amended and Restated
           --------------------------
Securityholders Agreement, dated as of October 18, 2000, by and among Holdings, MEM Holdings, LLC,

AMFM Systems, Inc., BancAmerica Capital Investors I, L.P., New York Life Capital Partners, L.P. and The Northwestern Mutual Life Insurance Company, as amended from time to time.

          "Senior Agent" means Canadian Imperial Bank of Commerce, as
           ------------
Administrative Agent for the Lenders, the Lender Counterparties and the Indemnitees under the Senior Credit Agreement, and its successors in such capacity, or if there is then no acting Administrative Agent under any Senior Credit Agreement, the holders of a majority in principal amount of the outstanding Senior Indebtedness.

          "Senior Credit Agreement" means one or more credit agreements, loan
           -----------------------
agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loans, or facilities to the Company or any of its subsidiaries, including the Credit and Guaranty Agreement, dated as of March 18, 1999, by and among the Company, Holdings and certain subsidiaries of the Company, various lenders from time to time party thereto, Goldman Sachs Credit Partners L.P. ("GSCP"), as syndication agent,
                                              ----
Canadian Imperial Bank of Commerce, as administrative agent, and GSCP and CIBC Oppenheimer Corp., as co-lead arrangers, as amended by (i) the First Amendment, Consent and Waiver, dated as of July 1, 1999, (ii) the Second Amendment and Consent dated as of October 30, 1999, (iii) the Third Amendment dated as of January 14, 2000, (iv) the Fourth Amendment and Waiver dated August 2, 2000, (v) the Fifth Amendment dated as of May 15, 2001 and (vi) the Sixth Amendment and Waiver dated as of March 8, 2002, initially providing for term loan and revolving credit facilities and including any related notes, guarantees, security or pledge agreements, collateral documents, instruments and agreements executed in connection therewith, in each case as such credit facilities and/or related documents may be further amended, restated, supplemented, renewed, refunded, refinanced, replaced, restructured, in whole or in part, or otherwise modified from time to time, whether or not with the same agents, trustee, representative lenders or group of lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Senior Credit Agreement" shall include agreements in respect of interest rate agreements and hedging obligations with lenders party to any Senior Credit Agreement and their affiliates and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Senior Credit Agreement and any and all refundings, refinancings (in whole or in part) and replacements of any Senior Credit Agreement, whether by the same or any other agents, trustee, representative lenders or group of lenders or holders and irrespective of any changes in the terms and conditions thereof, including one or more agreements
(i) extending the maturity of, or increasing the amount of, any indebtedness incurred thereunder or contemplated thereby, or (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its subsidiaries and their respective successors and assigns.

          "Senior Indebtedness" means (i) the indebtedness outstanding or
           -------------------
arising under the Senior Credit Agreement, (ii) all Obligations incurred by or owing to the Senior Agent, the holders of such indebtedness or any other agent or representative thereof outstanding or arising under any Senior Credit Agreement, whether now or hereafter incurred, made or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, including, without limitation, and (iii) all obligations of the Company or any other Credit Party in respect of all interest rate agreements and hedging obligations arising in connection therewith with any party to the Senior Credit Agreement or any of its affiliates.

          "Sub Debt Default" shall have the meaning given to the term "Default"
           ----------------
in the Sub Debt Indenture.

          "Sub Debt Event of Default" shall have the meaning given to the term
           -------------------------
"Event of Default" in the Sub Debt Indenture.

          "Sub Debt Indebtedness" means all Obligations under or in respect of
           ---------------------
the Sub Debt Indenture.

          "Sub Debt Indenture" means the indenture, dated as of March 18, 1999,
           ------------------
pursuant to which the Sub Debt Notes are issued, as the same may from time to time be amended, renewed, supplemented or otherwise modified.

          "Sub Debt Notes" means the $115,000,000 in aggregate principal amount
           --------------
of 9-7/8% Senior Subordinated Notes due 2009 of the Company and Muzak Finance Corp. issued pursuant to the Sub Debt Indenture.

          "Subordinated Payee" means MEM Holdings, LLC, or any Permitted
           ------------------
Transferee (as defined herein); provided, that any Subordinated Payee shall cease to be a Subordinated Payee once such Subordinated Payee ceases to own any right to any principal amount of this Subordinated Note.

          5. Cancellation. After all principal and accrued interest at any time
             ------------
owed on this Subordinated Note have been paid in full, this Subordinated Note will be surrendered to the Company for cancellation and will not be reissued.

          6. Descriptive Headings; Governing Law. The descriptive headings of
             -----------------------------------
the several Sections of this Subordinated Note are inserted for convenience only and do not constitute a part of this Subordinated Note. This Subordinated Note will be governed by the internal law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of law of any jurisdiction other than the State of New York.

          7. Business Days. If any payment is due, or any time period for giving
             -------------
notice or taking action expires, on a day which is not a Business Day, then the payment will be due and payable on, and the time period will automatically be extended to, the next Business Day immediately following such day which is not a Business Day, and interest will continue to accrue at the required rate under this Subordinated Note until any such payment is made.

          8. General. This Subordinated Note, the Sub Debt Indenture and the
             -------
Senior Credit Agreement constitute the entire agreement among the parties with respect to the subject matter hereof; supersede any and all prior understandings relating to such subject matter; and will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

          9. Waiver of Jury Trial. THE COMPANY (AND, BY ITS ACCEPTANCE OF THIS
             --------------------
SUBORDINATED NOTE, THE SUBORDINATED PAYEE HEREOF) HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS SUBORDINATED NOTE OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF.

          10. Subordination.
              -------------

          (a) Extent of Subordination to Senior Indebtedness. The Company
              ----------------------------------------------
covenants and agrees, and the Subordinated Payee, by accepting this Subordinated Note, covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 10, the indebtedness represented by this Subordinated Note, whether for principal of, premium, if any, interest on, this Subordinated Note, and any other Obligation under or in respect hereof and all rights or claims arising out of or associated with such indebtedness (collectively, the "Subordinated Obligations"), are hereby expressly made junior and subordinate in
 ------------------------
right of payment as provided in this Section 10 to the prior indefeasible payment and satisfaction in full in cash of all Obligations in respect of all Senior Indebtedness (including post-petition interest thereon).

          Any provision of this Subordinated Note to the contrary notwithstanding, the Company shall not make and the Subordinated Payee shall not accept, any distribution or payment of any kind whatsoever with respect to the Subordinated Obligations at any time when any of the Senior Indebtedness remains outstanding. In no event shall the Subordinated Payee commence any action or proceeding to contest or otherwise contest the enforceability of the provisions of this Subordinated Note, the validity, perfection or priority of any security interests or other liens granted to secure the Senior Indebtedness by the Company or any other Person, the rights of the Senior Agent or any holders of Senior Indebtedness or the enforceability of the Senior Credit Agreement.

          The Company will not give, or permit to be given, and the Subordinated Payee will not receive, accept or demand, (i) any security of any nature whatsoever for any Subordinated Obligations, on any property or assets, whether now existing or hereafter acquired, of the Company or any other Credit Party or
(ii) any guarantee, of any nature whatsoever, by the Company or any other Credit Party, of any Subordinated Obligations.

          The Subordinated Payee acknowledges and agrees that the subordination provisions herein are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Subordinated Note, to acquire and continue to hold, or to continue to hold such Senior Indebtedness.

          To the extent that any payment of or distribution in respect of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that the obligation to repay the Senior Indebtedness is declared to be fraudulent, invalid or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

          (b) Distributions and Liquidation, Dissolution, Bankruptcy. In the
              ------------------------------------------------------
event of (i) any distribution of assets of the Company, (ii) any insolvency, or bankruptcy, case or proceeding, or any receivership, liquidation, reorganization, arrangement, adjustment, action for the relief of debtors, or other similar case or proceeding in connection therewith, relative to the Company, its debts, its operations or to its creditors, as such, or to its assets, or (iii) any liquidation, dissolution or other winding-up of the Company and whether or not involving insolvency or bankruptcy, or (iv) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company, in each case whether voluntary or involuntary, including, without limitation, the filing of any petition or the taking of any action to commence any of the foregoing under any law, foreign or domestic, federal or state (clauses (ii) through (iv) are referred to as a "Bankruptcy Proceeding"), then
                                                 ---------------------
and in any such event:

          (i) The Senior Agent and the holders of Senior Indebtedness shall be entitled to receive indefeasible payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness (including, but not limited to, interest accruing at the legal rate on or after the filing of any Bankruptcy Proceeding, and any additional interest that would have accrued thereon but for the commencement of such proceeding, whether or not a claim for such is allowed in such proceeding), before the Subordinated Payee is entitled to receive or retain any payment or distribution of any kind or character on account of this Subordinated Note or any Subordinated Obligations on this Subordinated Note;

          (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Subordinated Payee would be entitled but for the provisions of this Section 10 shall be paid by the Company, a liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Senior Agent or the holders of Senior Indebtedness, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each to the extent necessary to make indefeasible payment and satisfaction in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the Senior Agent or the holders of such Senior Indebtedness; and

          (iii) in the event that, notwithstanding the foregoing provisions of this Section 10(b), the Subordinated Payee shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, or property or securities, including, without limitation, by way of set-off or otherwise, in respect of principal of, premium, if any, interest or any Subordinated Obligations on this Subordinated Note before all Senior Indebtedness is indefeasibly paid in full in cash, then and in such event payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to indefeasibly pay and satisfy all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Indebtedness.

          (c) No Payments with Respect to Subordinated Obligations. Unless
              ----------------------------------------------------
Section 10(b) shall be applicable, no payment or distribution of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Subordinated Note) may be made by or on behalf of the Company or accepted by the Subordinated Payee, including, without limitation, by way of set-off or otherwise, for or on account of this Subordinated Note or of any Subordinated Obligations under this Subordinated Note, or for or on account of the purchase, redemption or other acquisition of this Subordinated Note, and the Subordinated Payee shall not take or receive from the Company, directly or indirectly in any manner, payment in respect of all or any portion of this Subordinated Note or of any Subordinated Obligations under this Subordinated Note, or for or on account of the purchase, redemption or other acquisition of this Subordinated Note until the indefeasible payment and satisfaction in full in cash of all Senior Indebtedness.

          (d) When Distribution Must Be Paid Over. In the event that
              -----------------------------------
notwithstanding these provisions, the Subordinated Payee receives any payment or distribution of assets of the Company of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of this Subordinated Note or any Subordinated Obligations under this Subordinated Note, that the Subordinated Payee is not entitled to receive or retain under the provisions of this Subordinated Note, then such payment or distribution shall be held by the Subordinated Payee in trust for the benefit of the Senior Agent and the Subordinated Payees of Senior Indebtedness, (segregated from other assets held by the Subordinated Payee) and shall be immediately paid over or delivered to the Senior Agent in the form received (with any necessary endorsement) to the extent necessary to make indefeasible payment and satisfaction in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. In the event of the failure of the Subordinated Payee to endorse or assign any such payment or distribution, the Senior Agent is hereby irrevocably authorized to endorse or assign the same.

          (e) Exercise of Remedies. Until the indefeasible payment and
              --------------------
satisfaction in full in cash of all Senior Indebtedness, the Subordinated Payee (solely in its capacity as a holder of this Subordinated Note) shall not exercise any rights or remedies with respect to this Subordinated Note, including, without limitation, any administrative, legal, equitable or other action (i) to demand or sue for collection of amounts payable hereunder, (ii) to accelerate the principal of this Subordinated Note, (iii) to commence or join with any other creditor in commencing any proceeding in connection with or premised on the occurrence of a Bankruptcy Proceeding, or (iv) to take, obtain or hold (or to permit anyone acting on its behalf to take, obtain or hold) any assets of the Company.

          (f) Rights. The provisions of this Section 10 are for the benefit of,
              ------
and shall be enforceable directly by, the Senior Agent and the holders of Senior Indebtedness (and their successors and assigns), the Senior Agent and each holder of Senior Indebtedness is made an obligee hereunder, and the Senior Agent and each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed, or guaranteed shall be deemed conclusively to have acquired or to continue to hold such Senior Indebtedness in reliance upon the covenants and provisions contained in this Subordinated Note. The Subordinated Payee acknowledges and agrees that any breach of the provisions of this Section 10 will cause irreparable harm of which the payment of monetary damages may be inadequate. For this reason, the Subordinated Payee agrees that, in addition to any remedies at law or in equity to which the Senior Agent or a Subordinated Payee of the Senior Indebtedness may be entitled, the Senior Agent or a holder of the Senior Indebtedness will be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Section 10 and to compel specific performance of such provisions.

          The provisions of this Section 10 are and are intended solely for the purpose of defining the relative rights of the Subordinated Payee on the one hand and the Senior Agent and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 10 or elsewhere in this Subordinated
Note is intended to or shall impair, as among the Company its creditors other than the holders of Senior Indebtedness and the Subordinated Payee, the obligation of the Company, which is absolute and unconditional, to pay to the Subordinated Payee the principal of, premium, if any, and interest on this Subordinated Note as and when the same shall become due and payable in accordance with its terms.

          (g) Acceleration of Payment of Subordinated Note. If this Subordinated
              --------------------------------------------
Note is declared due and payable prior to the Maturity Date, no direct or indirect payment that is due solely by reason of such declaration shall be made, nor shall application be made of any distribution of assets of the Company to the payment, purchase or other acquisition or retirement of this Subordinated Note, unless, in either case, all Senior Indebtedness shall have been previously indefeasibly paid and satisfied in full in cash.

          (h) Voting Rights; Authorization to Effect Subordination. The Senior
              ----------------------------------------------------
Agent shall be entitled to file and prove all claims and to exercise any right to vote of the Subordinated Payee in respect of this Subordinated Note in connection with a Bankruptcy Proceeding. Notwithstanding the foregoing, in the event that the Senior Agent shall allow the Subordinated Payee to retain the right to vote and otherwise act in a Bankruptcy Proceeding (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), the Subordinated Payee shall not vote with respect to any such plan or take any other action in any way so as to contest (x) the validity of any liens or security interests granted to the Senior Agent, (y) the relative rights and duties of the Senior Agent or the holders of the Senior Indebtedness established in the Senior Credit

Agreement with respect to such liens and security interests or (z) the enforceability of the Senior Credit Agreement or these subordination provisions.

          The Subordinated Payee hereby irrevocably authorizes , directs and empowers the Senior Agent, and hereby appoints the Senior Agent to act as its attorney-in-fact, for any and all of the following purposes, (i) to demand, sue for, collect and receive all payments and distributions under the terms of this Subordinated Note, (ii) to file and prove all claims and to exercise any right to vote in any Bankruptcy Proceeding as set forth above, and (iii) to take any and all other actions in the name of the Subordinated Payee (solely in its capacity as a holder of this Subordinated Note), as the Senior Agent determines in its sole discretion to be necessary or appropriate for the enforcement of the subordination provisions in this Section 10. The Subordinated Payee further agrees duly and promptly to take such action as may be requested at any time or from time to time by the Senior Agent, including, without limitation, executing and delivering any additional powers of attorney, assignments or proofs of claims or other instruments and supplying any information and documents, to enable the Senior Agent to take any of the foregoing actions.

          Each right, power and remedy of the Senior Agent provided for in this Subordinated Note or the Senior Credit Agreement, whether now existing or hereafter available at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Senior Agent of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise of all other such rights, powers or remedies, and no course of dealing or failure or delay on the part of any party hereto in exercising any such right, power, or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies.

          (i) Subrogation. Upon the indefeasible payment and satisfaction in
              -----------
full in cash of all Senior Indebtedness, the Subordinated Payee shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of, premium, if any, and interest on this Subordinated Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Subordinated Payee would be entitled except for the provisions of this Section 10, and no payments over pursuant to the provisions of this Section 10 to the Senior Agent or the holders of Senior Indebtedness by the Subordinated Payee shall, as among the Company, its creditors other than the Senior Agent or the holders of Senior Indebtedness, and the Subordinated Payee be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

          If any payment or distribution to which the Subordinated Payee would otherwise have been entitled but for the provisions of this Section 10 shall have been applied, pursuant to the provisions of this Section 10, to the payment of all amounts payable under the Senior Indebtedness, then and in such case the Subordinated Payee shall be entitled to receive from the Senior Agent or the holders of such Senior Indebtedness at the time outstanding any payments or distributions received by such holders of such Senior Indebtedness in excess of the amount sufficient to indefeasibly pay and satisfy all amounts payable under or in respect of such Senior Indebtedness in full in cash.

          (j) Waivers and Consents. The Subordinated Payee waives the right to
              --------------------
compel that any collateral or any other property of the Company or the property of any guarantor of any Senior Indebtedness or any other Person to be applied in any particular order to discharge such Senior Indebtedness. The Subordinated Payee expressly waives the right to require the Senior Agent or the holders of Senior Indebtedness to proceed against the Company, any collateral or any guarantor of any Senior Indebtedness or any other Person, or to pursue any other remedy in the power of the Senior Agent or any such holder which the Subordinated Payee cannot pursue and which would lighten the Subordinated Payee's burden, notwithstanding that the failure of any holder of Senior Indebtedness to do so may thereby prejudice the Subordinated Payee. The Subordinated Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder to any holder of Senior Indebtedness reduced by (i) holder's delay in proceeding against or enforcing any remedy against the Company, any collateral or any guarantor of any Senior Indebtedness or any other Person by the Senior Agent or any holder of Senior Indebtedness; (ii) the Senior Agent or any holder of Senior Indebtedness releasing the Company, any collateral or any guarantor of any Senior Indebtedness or any other Person from all or any part of such Senior Indebtedness; or (iii) the discharge of the Company, any collateral or any guarantor of any Senior Indebtedness or any other Person by operation of law or otherwise, with or without the intervention or omission of the Senior Agent or any holder of Senior Indebtedness. Any vote by the Senior Agent or any holder of Senior Indebtedness to accept or reject any plan of reorganization relating to the Company, any collateral or any guarantor of such Senior Indebtedness or any other Person, or any receipt by the Senior Agent or any holder of Senior Indebtedness receipt on account of all or part of any Senior Indebtedness of any cash, property or securities distributed in any Bankruptcy Proceeding, shall not discharge, exonerate or reduce the obligations of the Subordinated Payee hereunder to the Senior Agent and the holders of Senior Indebtedness.

          No right of the Senior Agent or any present or future holder of any Senior Indebtedness to enforce the provisions herein shall at any time in any way be prejudiced or impaired or affected by (i) any act or failure to act on the part of the Company or by any act or failure to act by the Senior Agent or any such holder, (ii) any non-compliance by the Company with the terms, provisions and covenants of this Subordinated Note or the Senior Credit Agreement, or (iii) any merger or consolidation of the Company or any of its subsidiaries into or with any other Person, or any sale, lease or transfer of any or all of the assets of the Company or any of its subsidiaries to any other Person, regardless in any case of any knowledge thereof of the Senior Agent or any such holder may have or be otherwise charged with.

          Without limiting the generality of the foregoing, the Senior Agent and the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to or knowledge of the Subordinated Payee, without incurring responsibility to the Subordinated Payee and without impairing or releasing the provisions herein or the obligations hereunder of the Subordinated Payee to the Senior Agent and the holders of Senior Indebtedness , do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew, alter, compromise or waive any Senior Indebtedness or otherwise amend, modify or supplement in any manner any Senior Indebtedness or any instrument evidencing the same or any agreement under which any Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing any Senior Indebtedness; (iii) release any Person liable in any manner for the collection or payment of any

Senior Indebtedness; (iv) exercise or refrain from exercising any rights against the Company or any other Person; and (v) fail to perfect a security interest in any collateral for the payment of the Senior Indebtedness.

          The Subordinated Payee waives all rights and defenses arising out of an election of remedies by the Senior Agent or any holder of Senior Indebtedness, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to collateral for such Senior Indebtedness, has impaired the value of the Subordinated Payee's rights of subrogation, reimbursement or contribution against the Company, any guarantor of any Senior Indebtedness or any other Person. The Subordinated Payee expressly waives any rights or defenses it may have by reason of protection afforded to the Company or any guarantor of any Senior Indebtedness or any other Person with respect to such Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor's indebtedness upon judicial or nonjudicial foreclosure of real property or personal property collateral for any Senior Indebtedness.

          The Subordinated Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Senior Agent or any holder of Senior Indebtedness may be rescinded in whole or in part by the Senior Agent or any such holder, and any Senior Indebtedness may be continued, and such Senior Indebtedness, or the liability of the Company or any of its subsidiaries or any other guarantor or any other Person upon or for any part thereof, or any collateral or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Senior Agent or any holder of such Senior Indebtedness, in each case without notice to or further assent by the Subordinated Payee and without impairing, abridging, releasing or affecting the subordination provided for herein.

          The Subordinated Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness and notice of or proof of reliance by the Senior Agent or any holder of Senior Indebtedness upon the provisions of this Section 10. The Subordinated Payee waives presentment, protest and demand for payment.

          To the maximum extent permitted by law, the Subordinated Payee waives any claim it might have against the Senior Agent or any holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any requirement of diligence on the part of the Senior Agent or any such holder of Senior Indebtedness or any requirement on the part of the Senior Agent or any such holder of Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness, any error of judgment, negligence or mistake or oversight whatsoever on the part of the Senior Agent or any such holder of Senior Indebtedness or its respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the agreements governing or relating to such Senior Indebtedness.

          The Subordinated Payee, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Agent or any holder of Senior Indebtedness to marshal assets for the benefit of the Subordinated Payee, or to otherwise direct or receive notice of the timing, order or manner of any sale, collection or other enforcement of any collateral. Neither the Senior Agent nor any holder of Senior Indebtedness is under any duty or obligation, and the Subordinated Payee hereby waives any right it may have to compel the Senior Agent or any holder of Senior Indebtedness, to pursue any guarantor or other Person who may be liable for such Senior Indebtedness, or to enforce any lien or security interest in any collateral.

          The Subordinated Payee hereby waives and releases all rights which a guarantor or surety with respect to any Senior Indebtedness could exercise.

          The Subordinated Payee hereby waives any duty on the part of the Senior Agent or any holder of Senior Indebtedness to disclose to it any fact known or hereafter known by it relating to the operation or financial condition of the Company or any guarantor of such Senior Indebtedness or their respective businesses or assets.

          The Subordinated Payee unconditionally waives (i) notice of any of the matters referred to in this Section 10, (ii) to the extent permitted by law, all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of the Senior Agent or any holder of any Senior Indebtedness against the Company, including, without limitation, any demand, presentment, protest and default, proof of notice of nonpayment under any Senior Indebtedness and notice of any failure on the part of the Company or any other Credit Party to perform and comply with any covenant, agreement, term or condition of the Senior Indebtedness, (iii) any right to the enforcement, assertion or exercise by the Senior Agent or any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred in such Senior Indebtedness or otherwise, and (iv) any notice of any sale, transfer or other disposition of any Senior Indebtedness by any holder thereof.

          (k) Subordination to the Sub Debt Indebtedness. The Company covenants
              ------------------------------------------
and agrees, and the Subordination Payee by accepting this Subordinated Note covenants and agrees, that so long as any Sub Debt Default or Sub Debt Event of Default shall have occurred and be continuing, no payment of principal of (and premium, if any) or interest on, or any other payment obligations with respect to, this Subordinated Note or any judgment with respect hereto shall be made by or on behalf of the Company or any other Credit Party.

          (l) Conversion of this Subordinated Note. Notwithstanding anything
              ------------------------------------
contained herein to the contrary, nothing contained in this Section 10 shall prevent any conversion of this Subordinated Note in accordance with the provisions of Section 16 hereof.

          11. Transferability and Assignment. A Subordinated Payee may not
              ------------------------------
transfer, sell, pledge, convey, assign or otherwise dispose of ("Transfer") this
                                                                 --------
Subordinated Note to any other Person without (a) the prior written consent of the Company's Board of Directors, (b) first delivering to the Company (i) an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel must be reasonably acceptable to the Company) that registration under the Securities Act, or any state or other securities law is not required in connection with such Transfer and (ii) a written joinder to this Subordinated Note by the proposed transferee pursuant to which such proposed transferee shall agree to be bound by the provisions of this Subordinated Note, including Section 10 of this Subordinated Note and Section 13 of the Securityholders Agreement, and (c) so long as any Senior Indebtedness remains outstanding, the prior written consent of the holders of Senior Indebtedness or any representative of such holders authorized to give a consent to such joinder and such transferee. Any transferee executing and delivering such a joinder and thereafter acquiring this Subordinated Note in accordance with the preceding sentence shall be referred to herein as a "Permitted Transferee". Any Transfer
                                           --------------------
or attempted Transfer of this Subordinated Note in violation of any provision of this Subordinated Note shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of this Subordinated Note as the owner of this Subordinated Note for any purpose.

          12. Counterparts. This Subordinated Note may be executed in separate
              ------------
counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          13. Usury Laws. It is the intention of the Company and the
              ----------
Subordinated Payee to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Subordinated Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Subordinated Note is accelerated by reason of an election by the holder hereof resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Subordinated Payee either be rebated to the Company or credited on the principal amount of this Subordinated Note, or if this Subordinated Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Subordinated Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Subordinated Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Subordinated Note, or if this Subordinated Note has been repaid, then such excess shall be rebated to the Company.

          14. No Strict Construction. The parties hereto have participated
              ----------------------
jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          15. Amendments; Waivers. So long as any Senior Indebtedness remains
              -------------------
outstanding, no amendment or modification to or waiver of any provisions of, or the definitions of any terms appearing in, Section 10, or to or of any other provision of this Subordinated Note may be made that affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness, or any representative of such holders authorized to give a consent, consent to such amendment, modification or waiver.

          16. Conversion.
              ----------

          (a) Conversion Procedure.
              --------------------

          (i) Voluntary Conversion; Automatic Conversion. At any time after the
              ------------------------------------------
     date hereof and prior to the payment of this Subordinated Note in full, the then Subordinated Payee may convert this Subordinated Note into a number of Class A Units determined by dividing (x) the then Convertible Amount (as herein defined) by (y) $1,600 (the "Conversion Price"). Notwithstanding
                                         ----------------
     anything contained herein to the contrary, if as of September 15, 2003 this Subordinated Note has not been paid in full, then this Subordinated Note shall automatically be converted into a number of Class A Units in accordance with the formula contained in the first sentence of this Section 16(a)(i). In addition, this Subordinated Note is subject to mandatory conversion pursuant to the terms of Section 13 of the Securityholders Agreement. If the Subordinated Payee is not a Member (as such term is defined in the LLC Agreement) at the time of a conversion of this Subordinated Note, then, at the time of such conversion of this Subordinated Note, such Subordinated Payee agrees to deliver to the Secretary of Holdings an executed joinder to the LLC Agreement and any other documentation necessary in accordance with the requirements of the LLC Agreement or any of the Related Agreements (as such term is defined in the LLC Agreement). For purposes of this Subordinated Note, the "Convertible Amount" at any time shall equal (x) the then outstanding
      ------------------
     principal amount of this Subordinated Note plus (y) the interest which has
                                                ----
     then accrued in accordance with the provisions contained herein and which is then unpaid, in each case, at such time.

          (ii) Effect of Conversion. A conversion of this Subordinated Note will
               --------------------
     be deemed to have been effected as of the close of business on the date on which this Subordinated Note has been surrendered for conversion by the then Subordinated Payee to the Secretary of Holdings; provided, that in the event of an automatic conversion of this Subordinated Note, such automatic conversion will be deemed to have been effected as of the close of business on the date of such automatic conversion. At such time as such conversion has been effected, the rights of the then Subordinated Payee (as well as any and all prior Subordinated Payees and any other former or current holder of this Subordinated Note) under this Subordinated Note will cease, the Company shall thereafter have no obligation to make any principal, interest or other payments under this Subordinated Note and such Subordinated Payee shall be deemed to be the record holder of the applicable Class A Units which this Subordinated Note shall have then been converted into. If this Subordinated Note is converted pursuant to this
     Section 16, no principal amount of, accrued interest on or any other amount pursuant to this Subordinated Note will be payable at any time as of or after such conversion.

          (b) Subdivision or Combination of Class A Units. If Holdings at any
              -------------------------------------------
time subdivides (by any unit split, unit distribution or otherwise) the Class A Units into a greater number of units, then the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If Holdings at any time combines (by reverse unit split or otherwise) the Class A Units into a smaller number of units, then the Conversion Price in effect immediately prior to such combination will be proportionately increased.

          (c) Organic Change.
              --------------

          (i) Organic Change Defined. Any recapitalization, reorganization,
              ----------------------
     reclassification, consolidation or merger of Holdings, which in each case is effected in such a manner that holders of the Class A Units are entitled to receive stock or any other securities or property with respect to or in exchange for such Class A Units is referred to herein as an "Organic
                                                                  -------
     Change."
     ------

          (ii) Provisions for Organic Change. Prior to the consummation of any
               -----------------------------
     Organic Change, Holdings' Board of Directors will, in good faith, make lawful and adequate provision to insure that the Subordinated Payee will thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the Class A Units immediately theretofore acquirable and receivable upon the conversion of this Subordinated Note, such shares of stock and/or such securities or property as may be issued or payable with respect to or in exchange for the Class A Units immediately theretofore acquirable and receivable upon conversion of this Subordinated Note had such Organic Change not taken place.

          (d) Pre-Emptive Rights. The Company and the Subordinated Payee
              ------------------
acknowledge and agree to comply with the pre-emptive rights of its equityholders, if any, in connection with any conversion of this Note pursuant to this Section 16.

          17. Severability. If the provisions of this Subordinated Note, or the
              ------------
application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in this Subordinated Note, or the application of such provision in jurisdictions or to Persons or circumstances other than to those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

        IN WITNESS WHEREOF, the Company has executed and delivered this Junior Subordinated Unsecured Convertible Promissory Note on the date specified above.

                                                MUZAK LLC


                                                By: /s/ Royce Yudkoff
                                                   -----------------------------
                                                    Name: Royce Yudkoff
                                                    Title: Vice President

Muzak Holdings LLC hereby
agrees to comply with the
provisions of Section 16 hereof:


MUZAK HOLDINGS LLC


By: /s/ Royce Yudkoff
   -------------------------------
   Name: Royce Yudkoff
   Title: Vice President

Accepted and Agreed to:


MEM HOLDINGS, LLC


By:  /s/ Peni Garber
    -------------------------------
    Name: Peni Garber
    Title: Executive Vice President